Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 30, 2007 in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-140548) and related Prospectus of Apple REIT Eight, Inc. (the “Company”) for the registration of 91,125,541 units, each of which consists of one Common Share and one Series A Preferred Share of the Company (a “Unit”).

/s/ Ernst & Young LLP

Richmond, Virginia

December 21, 2007